Exhibit 4.57

THIRD AMENDMENT TO ASSEMBLY AND TEST SERVICES AGREEMENT

THIS THIRD AMENDMENT (“Amendment”) is made effective the 30th day of November, 2007 (the “Effective Date”) by and between SPANSION LLC, having its principal place of business at 915 DeGuigne Drive, Sunnyvale, California, 94088-3453 (hereinafter referred to as “Spansion”), and ChipMOS TECHNOLOGIES, INC., having its principal place of business at No. 1 R&D Rd. 1, Hsinchu Science park, Hsinchu, Taiwan, R.O.C. (hereinafter referred to as “ChipMOS”).

RECITALS

WHEREAS, Spansion and ChipMOS wish to modify the Assembly and Test Services Agreement dated September 15, 2005, between the parties hereto, and as amended (hereinafter the “Agreement”), in order to effect a change in the term of the Agreement;

NOW THEREFORE, in consideration of the promises and mutual covenants of the parties, it is agreed that the Agreement shall be modified as follows:

1.	Third Amendment Project Name: ChipMOS Wafer Sort Agreement (for the Test Cell # 176 – 205)

Third Amendment Start Date: November 30th, 2007

2.	The following shall be added as “Task” (f) to Section 5 of the First Statement of Work of Appendix 2 of the Agreement:

(f) Supplier shall provide an additional thirty (30) wafer sort Test Cells (Verigy V5400 and Accretech UF 300) (“Test Cells”) beyond the one-hundred seventy-five (175) currently installed.

3.	The parties agree that except as amended and modified in the manner specified above, all remaining provisions of the Agreement shall continue in full force and effect, except as follows:

a)	The Project Completion Date (“Expiration Date”) for the additional 30 Test Cells shall be on the fifth anniversary of the date of qualification by Spansion for each individual Test Cell.

b)	The price (wafer sort hourly rate) is per ChipMOS quotation No. JRCP200706001 based on the Spansion and ChipMOS Memorandum Of Understanding dated March 3, 2007.

c)

Spansion has the option to buy back part or all of the additional 30 Test Cells during the course of this Amendment for twelve (12) months after the qualification. Spansion shall run the Test Cells at ChipMOS’ (No. 37 Hsin-Tai road, Chu-Pei City, HsinChu, Taiwan, R.O.C. location) for a minimum of twelve (12) months and shall give ChipMOS three (3) months advanced notice for the exercise of the buy-back option. The buy-back option price will be as follows:

Buy back time	Buy back price (% of Original Price)
Before the end of 12 months	Not Applicable
At the end of 12 month	80%
At the end of 24 month	60%
At the end of 36 month	40%
At the end of 48 month	30%
At the end of 60 month	20%

If the buy-back option occurs between the above-mentioned time intervals, the buy-back option price will be linearly proportional to the price between the two intervals. For example, the buy-back option price at the end of eighteen (18) months will be 70% of the original purchase price.

4.	The Project Completion Date (“Expiration Date”) for the Test Cells # 1 -50 shall be extended to the fifth anniversary of the date of qualification by Spansion for each individual Test Cell. This is a modification to Appendix 2 OF Assembly and Test Services Agreement, FIRST STATEMENT OF WORK.

In 2008, the Project Completion Date (“Expiration Date”) for the Test Cells #51 -150 shall be reviewed to explore the possibility to extend to the fifth anniversary of the date of qualification by Spansion for each individual Test Cell.

Price: The wafer sort hourly rate is set during the course of the agreement. For the five year agreement for the test cell # 1 - # 50, and # 151 - #205, the price is fixed for five years after installation and qualification for each individual test cell. For the three year agreement for the test cell #51 - # 150, the wafer sort hourly rate is fixed for three years after installation and qualification for each individual test cell.

THIS THIRD AMENDMENT has been signed by the duly-authorized representatives of the parties (or their designees) in two identical copies of which each party has taken one.

ChipMOS TECHNOLOGIES, INC.	SPANSION LLC

Authorized Signature	Authorized Signature

Name	Name

Chairman & CEO	Director
Title	Title

12-18-07	12-11-07
Date	Date